Exhibit 99.1

Allarity Therapeutics Receives Extension from Nasdaq Hearings Panel to
Regain Compliance with Listing Rules 5550(a)(2) and 5550(b)(1)

Boston (March 25, 2024) — Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a clinical-stage pharmaceutical company dedicated to developing personalized cancer treatments, today announced that the Company has been granted a formal extension until April 24, 2024 to regain compliance under Nasdaq Listing Rules 5550(a)(2) (the “Bid Price Rule”) and 5550(b)(1) (the “Equity Rule”) or any of the alternative requirements in Listing Rule 5550(b).

The granting of the extension follows a proactive effort by the Company to address compliance deficiencies and the presentation of a strategic plan to the Nasdaq Hearings Panel on February 1, 2024. The plan contained both immediate and sustained measures aimed at ensuring compliance with both the Bid Price Rule and the Equity Rule.

To ensure compliance with the rules of The Nasdaq Capital Market (“Nasdaq”) by April 24, 2024, or sooner, the Company is working towards achieving a stockholders' equity of at least $2.5 million and a minimum bid price of $1.00 per share or more for a minimum of 10 consecutive business days. The plan presented encompasses a series of decisive steps, including a comprehensive review and reduction of operating costs, the potential conversion of existing liabilities, and the pursuit of additional capital through separate sources of short-term and longer-term strategic financing. This multifaceted plan is currently being implemented and not only aims to meet Nasdaq’s immediate compliance requirements but also to strengthen the Company’s general financial position and operational efficiency.

Interim CEO Thomas Jensen stated, “We interpret this as Nasdaq's recognition of our efforts and confidence in our ability to execute this plan effectively. We are determined to attempt to fulfill these compliance measures promptly, reaffirming our responsibility to our shareholders to keep advancing the company towards our goal of developing novel personalized cancer treatments.”

Allarity Therapeutics, Inc. I 24 School Street, 2nd Floor I Boston, MA I U.S.A. I NASDAQ: ALLR I www.allarity.com

Nasdaq's extension notice has no immediate effect on the listing or trading of Allarity’s Common Stock, which will continue to trade on Nasdaq under the symbol "ALLR."

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® to select those patients who, by the expression signature of their cancer, are found to have a high likelihood of benefiting from a specific drug. By screening patients before treatment, and only treating those patients with a sufficiently high, drug-specific DRP score, the therapeutic benefit rate may be significantly increased. The DRP method builds on the comparison of sensitive vs. resistant human cancer cell lines, including transcriptomic information from cell lines combined with clinical tumor biology filters and prior clinical trial outcomes. DRP is based on messenger RNA expression profiles from patient biopsies. The DRP® platform has proven its ability to provide a statistically significant prediction of the clinical outcome from drug treatment in cancer patients in 37 out of 47 clinical studies that were examined (both retrospective and prospective). The DRP platform, which can be used in all cancer types and is patented for more than 70 anti-cancer drugs, has been extensively published in the peer-reviewed literature.

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage biopharmaceutical company dedicated to developing personalized cancer treatments. The Company is focused on development of stenoparib, a novel PARP/Tankyrase inhibitor for advanced ovarian cancer patients, using its DRP® companion diagnostic for patient selection in the ongoing phase 2 clinical trial, NCT03878849. Allarity is headquartered in the U.S., with a research facility in Denmark, and is committed to addressing significant unmet medical needs in cancer treatment. For more information, visit www.allarity.com.

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Allarity Therapeutics, Inc. I 24 School Street, 2nd Floor I Boston, MA I U.S.A. I NASDAQ: ALLR I www.allarity.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements relating to regaining compliance with Nasdaq’s continued listing requirements, the timing and effect thereof as well as potentially effecting a reverse stock split to increase the per-share price, reducing operating expenses, converting debt and raising additional capital and the effectiveness of the Company’s DRP® companion diagnostics platform in predicting whether a particular patient is likely to respond to a specific drug. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company is not able to effect a reverse stock split, reduce operating expenses, convert debt and raise additional capital. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Form S-1 registration statement filed on October 30, 2023, as amended and our Form 10-K annual report on file with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

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Company Contact:
investorrelations@allarity.com

Media Contact:
        Thomas Pedersen
        Carrotize PR & Communications
        +45 6062 9390
        tsp@carrotize.com

Allarity Therapeutics, Inc. I 24 School Street, 2nd Floor I Boston, MA I U.S.A. I NASDAQ: ALLR I www.allarity.com